February 22, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS JANUARY 2023 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for January 2023, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets increased over the preceding month driven by equity market appreciation and advisor retention and recruiting across our multiple affiliation options,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep balances declined in January due to quarterly fee payments along with cash sorting activity, which has persisted in February. Investment banking engagement remains healthy, but closings continue to be challenged in the current market environment.”

Operating Data

	As of			% change from
$ in billions	January 31, 2023	January 31, 2022	December 31, 2022	January 31, 2022	December 31, 2022
Client assets under administration	$1,224.7	$1,245.4	$1,169.7	(2)%	5%
Private Client Group assets under administration	$1,168.3	$1,188.4	$1,114.3	(2)%	5%
Private Client Group assets in fee-based accounts	$665.3	$673.1	$633.1	(1)%	5%
Financial assets under management	$194.4	$194.1	$185.9	—%	5%

Bank loans, net	$43.8	$26.6	$44.1	65%	(1)%

Clients’ domestic cash sweep balances	$55.7	$74.3	$60.4	(25)%	(8)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.22 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.